Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

NEWS RELEASE

CHASE CORPORATION ANNOUNCES SECOND QUARTER RESULTS

REVENUES OF $48.4 MILLION

EARNINGS PER SHARE OF $0.29

Bridgewater, MA — April 8, 2013 — Chase Corporation (NYSE MKT: CCF) today reported revenues of $48.4 million for the quarter ended February 28, 2013.  This represents an increase of $19.0 million or 65% compared to $29.4 million in the same quarter of last fiscal year.  The current quarter included revenues of $18.2 million from the Company’s NEPTCO acquisition (of which $3.0 million related to the NEPTCO Joint Venture) which was acquired in June 2012.  Net income attributable to Chase Corporation of $2.64 million increased $1.44 million or 120% from $1.20 million in the prior year period.  Earnings per diluted share of $0.29 in the second quarter of fiscal 2013 represented an increase of $0.16 compared to $0.13 per share in fiscal 2012.  Included in the current quarter results are charges totaling $0.87 million relating to defined benefit plan settlement costs.

For the six months ended February 28, 2013, revenues increased $40.2 million or 65% to $101.8 million, compared to $61.6 million in the prior year period.  The fiscal 2013 year to date period includes revenues of $37.2 million from the Company’s NEPTCO acquisition (of which $6.4 million related to the NEPTCO Joint Venture).  Net income attributable to Chase Corporation increased $2.66 million or 75.6% to $6.18 million or $0.68 per share in the year to date period from $3.52 million or $0.39 per share in the same period in fiscal 2012.  Included in the fiscal 2013 year to date period are charges totaling $1.79 million relating to the step up in fair value of inventory and defined benefit plan settlement costs.

Peter R. Chase, Chairman and Chief Executive Officer, commented:  “Our second quarter finished better than plan in both the Industrial Materials and Construction Materials segments.  As in the first quarter, electronic coatings and Paper Tyger showed the most improvement in industrial while C.I.M. continued to supply a large international project to boost construction.  Other areas performed fairly close to expectation with the exception of pipeline products which was affected by delays in the start of a supply contract.  This tends to be the nature of large construction projects as timing of orders can be difficult to predict due to a range of factors.

“The Company has been in the process of restructuring for the past three years.  We have spoken regularly of organizing global business units to lead sales and marketing.  Consolidation of plants and offices is well underway.  Increased investment in R&D, guided by marketing plans is beginning to yield new and improved products.  While our acquisition efforts have not produced as many opportunities as we would like, the success in landing NEPTCO has added significant revenue and profit in areas in which we have many years of experience.

“As we look more closely at our business it is inevitable that some products and markets will not fit as well in the future and may be harvested at opportune times so that assets can be redeployed in businesses better suited for the long term.  This may create some choppiness in results when comparing to prior periods.  It is important to be aware that these short term fluctuations can occur yet contribute overall to the longer term success.  Notwithstanding, our strategic goal continues to be moderate annual average growth on both top and bottom lines achieved through a combination of organic product and market development complemented by a successful acquisition program.”

The following table summarizes the Company’s financial results for the three and six months ended February 28, 2013 and February 29, 2012.

	For the Three Months Ended		For the Six Months Ended
	February 28 (29),		February 28 (29),
All figures in thousands, except per share figures	2013	2012	2013	2012

Revenues	$48,372	$29,421	$101,772	$61,551

Costs and Expenses
Costs of products and services sold	33,468	21,022	70,739	43,021
Selling, general and administrative expenses	10,917	6,513	21,456	13,505

Operating income	3,987	1,886	9,577	5,025

Other income (expense)	(99)	(44)	(392)	397

Income before income taxes	3,888	1,842	9,185	5,422

Income taxes	1,395	645	3,215	1,898

Net income	$2,493	$1,197	$5,970	$3,524

Addback net loss attributable to non-controlling interest	151	—	214	—

Net income attributable to Chase Corporation	$2,644	$1,197	$6,184	$3,524

Net income per diluted share	$0.29	$0.13	$0.68	$0.39

Weighted average diluted shares outstanding	8,953	8,791	8,941	8,774

Reconciliation to adjusted EBITDA
Net income attributable to Chase Corporation	$2,644	$1,197	$6,184	$3,524
Interest expense	314	36	676	72
Income taxes	1,476	645	3,330	1,898
Depreciation expense	1,434	717	2,942	1,393
Amortization expense	1,193	566	2,410	1,137
EBITDA	$7,061	$3,161	$15,542	$8,024

Acquisiton related costs	—	100	—	100
Cost of sale of inventory step up	—	—	564	—
Defined benefit plan settlement costs	871	—	1,223	—

Adjusted EBITDA	$7,932	$3,261	$17,329	$8,124

As of February 28, 2013, the Company’s working capital was $57.6 million, including cash on hand of $12.2 million. The outstanding balance of the Company’s unsecured term debt is $67.2 million.  The Company’s $15 million line of credit is fully available.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	508.819.4219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release.  Adjusted EBITDA is a non-GAAP financial measure.  The Company believes that Adjusted EBITDA is a useful performance measure as it is used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.